Exhibit 10.1

LEASE MODIFICATION AND EXTENSION AGREEMENT

This Agreement (“Agreement”), dated as of March 1, 2007, between 60 HUDSON OWNER LLC (successor to Hudson Telegraph Associates, L.P., formerly known as Hudson Telegraph Associates), a Delaware limited liability company, having an office c/o Williams Real Estate Co. Inc., 380 Madison Avenue, New York, New York 10017 (“Landlord”), and FIBERNET EQUAL ACCESS, LLC, a New York limited liability company, having offices at 570 Lexington Avenue, New York, NY 10022 (“Tenant”).

W I T N E S S E T H:

WHEREAS:

(A) Landlord and Tenant are the current parties to an agreement of lease, dated as of February 17, 1998, as amended by agreements dated as of January 1, 2001, December 4, 2003 (“2003 Amendment”) and October 29, 2004 (as so amended, the “Existing Lease”), pursuant to which Landlord presently leases to Tenant and Tenant now leases from Landlord a portion of the 19th floor, (“Current Premises”) in Landlord’s building known as 60 Hudson Street, New York, New York (“Building”), the expiration date of which Existing Lease is currently December 31, 2015 (“Expiration Date”), unless sooner terminated as provided in the Existing Lease; and

(B) Landlord and Tenant wish to amend the Existing Lease so as to: (i) lease to Tenant the portions of the 12th floor, basement and lower mezzanine at the Building indicated by hatching on the drawings annexed hereto as Exhibits A, A-1 and A-2 (collectively, “New Premises”); and (ii) extend the current Expiration Date for the Existing Lease until July 31, 2022, both upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, Landlord and Tenant agree as follows:

1. Definitions. The capitalized terms contained in this Agreement shall, for the purposes hereof, have the same meanings as are ascribed to them in the Existing Lease, unless otherwise defined herein. As used herein, the term “Lease” shall mean the Existing Lease, as amended by this Agreement and as hereafter amended.

2. New Premises. Effective as of the date of execution and exchange of this Agreement (“New Commencement Date”), the term “demised premises” whenever used in the Lease (including, without limitation, Article 71 (Percentage Rent)) shall mean, collectively, the Current Premises and the New Premises. The New Premises shall be leased to Tenant in its “as is” condition on the New Commencement Date and Landlord shall not be required to perform any work or take any other action to prepare the New Premises for Tenant’s occupancy. Landlord hereby consents to the existing tenant of the New Premises continuing to utilize a portion thereof for such period as is satisfactory to Tenant and such occupant, so long as such use complies with all applicable provisions of the Lease.

3. New Term. The Term for the New Premises shall commence on the New Commencement Date and expire on July 31, 2022 (“New Term”).

4. Terms and Conditions. During the New Term, all terms and conditions of the Existing Lease, as modified hereby, shall be applicable to and govern the leasing of the New Premises.

5. Fixed Rent for New Premises.

(A) The Fixed Rent for the New Premises (which includes a two and one half (2  1/2%) percent cumulative increase in lieu of porter’s wage and/or operating expense escalation) shall be as follows:

Period	Fixed Rent Per Annum
New Commencement Date – February 29, 2008	$678,900.00
March 1, 2008 - February 28, 2009	$695,872.50
March 1, 2009 - February 28, 2010	$713,269.31
March 1, 2010 - February 28, 2011	$731,101.05
March 1, 2011 - February 29, 2012	$749,378.57
March 1, 2012 - February 28, 2013	$814,504.53
March 1, 2013 - February 28, 2014	$834,867.15
March 1, 2014 - February 28, 2015	$855,738.83
March 1, 2015 - February 29, 2016	$877,132.30
March 1, 2016 - February 28, 2017	$899,060.60
March 1, 2017 - February 28, 2018	$967,928.62
March 1, 2018 - February 28, 2019	$992,126.83
March 1, 2019 - February 29, 2020	$1,016,930.00
March 1, 2020 - February 28, 2021	$1,042,353.25
March 1, 2021 - February 28, 2022	$1,068,412.08
March 1, 2022 – July 31, 2022	$1,095,122.38

(B) Provided the Lease is in full force and effect and Tenant is not in default thereunder beyond any applicable notice and grace period, the Fixed Rent for the New Premises shall abate completely for the first two months of the New Term and shall abate by $28,287.50 for each of the ensuing six months of the New Term.

(C) Notwithstanding anything to the contrary contained herein, the Fixed Rent and additional rent for the New Premises, as set forth in this Agreement, is in addition to all Fixed Rent and additional rent currently and hereafter payable by Tenant with respect to the Current Premises.

6. Modified and/or Deleted Provisions.

The Lease is hereby modified to provide that, in connection with the leasing of the New Premises pursuant to this Agreement:

(A) “Base Tax Year” shall mean calendar year 2007 and, therefore, “Base Year Taxes” shall mean the average of the Real Estate Taxes as finally determined for the tax fiscal years July 1, 2006 - June 30, 2007 and July 1, 2007 - June 30, 2008;

(B) “Subsequent Tax Year” shall mean any tax fiscal year commencing on or after July 1, 2007 all or any part of which is within the New Term;

(C) “Tenant’s Proportionate Share” shall mean 1.265%;

(D) “Rent Commencement Date” shall mean the date which is two months following the date on which the New Term commences;

(E) Subject to the terms and conditions of Article 42 of the Existing lease, Tenant may utilize all of the electrical capacity presently serving the New Premises (1200 amps @ 208/110) without any charge for any excess capacity presently set forth in subsection (A) of Article 42;

(F) The amount of the Security Deposit is increased by $250,000.00. Simultaneously with the execution and delivery of this Agreement by Tenant, Tenant has delivered its check, subject to collection, in the amount of $250,000.00 (“Cash Security Deposit”). Within one (1) year after the date of this Agreement, Tenant will deliver to Landlord an amendment to the existing Letter of Credit which constitutes the Security Deposit under the Existing Lease, in form and substance complying with the applicable provisions of the Existing Lease and otherwise reasonably satisfactory to Landlord, increasing the present amount of such Letter of Credit by $250,000.00, whereupon Landlord will return the Cash Security Deposit to Tenant;

(G) The first sentence of Article 73 of the Existing Lease hereby is modified to permit Tenant to conduct meet-me-room operations in the New Premises (but not the Current Premises) solely as an adjunct of Tenant’s meet-me-room operations in its ground floor space at the Building. The “Percentage Rent” provisions of Article 71 of the Existing Lease shall be applicable to any such operations, provided, that the New Premises and the Current Premises shall be treated as a single facility for purposes of applying the terms of Article 71;

(H) Subsections (D), (E), (F) and (G) of Article 37 and Articles 40, 41, 50 (other than the last sentence of the first paragraph thereof), 66 and 68 of the Existing Lease shall be inapplicable to the leasing of the New Premises pursuant to this Agreement;

(I) All references to “Article 69” in the 2003 Amendment hereby are changed to “Article 74”; and

(J) The New Premises shall be leased to the Tenant in its “as is” condition on the New Commencement Date and Landlord shall not be required to perform any work to prepare the New Premises for Tenant’s occupancy.

7. Extension of Term of Existing Lease.

(A) The Term of the Existing Lease (with respect to the Current Premises and the New Premises) hereby is extended for the period from January 1, 2016 through July 31, 2022 (“Current Premises Extended Term”), so that the Expiration Date for the leasing of the Current Premises (and the New Premises) shall be July 31, 2022, unless sooner terminated pursuant to the terms and conditions of the Lease.

(B) The terms and conditions of the leasing of the New Premises shall be as hereinbefore set forth in this Agreement.

(C) During the Current Premises Extended Term, the Current Premises shall be leased to Tenant upon and subject to all terms and conditions of the Existing Lease, as modified hereby (including without limitation, the Base Tax Year and Base Year Taxes, as currently applicable), except that the Fixed Rent for the Current Premises during the Current Premises Extended Term shall be as follows:

Period	Fixed Rent per annum
January 1 – December 31, 2016	$1,282,584.55
January 1 – December 31, 2017	$1,314,649.16
January 1 – December 31, 2018	$1,347,515.39
January 1 – December 31, 2019	$1,381,203.28
January 1 – December 31, 2020	$1,415,733.36
January 1 – December 31, 2021	$1,451,126.69
January 1 – July 31, 2022	$1,487,404.86

(D) The Fixed Rent and additional rent payable under the Existing Lease, as amended hereby, for the Current Premises shall be in addition to all Fixed Rent and additional rent currently and hereafter payable by Tenant under the Existing Lease, as amended hereby, with respect to the New Premises.

(E) At the inception of the Current Premises Extended Term, the Current Premises shall be leased to Tenant in its “as is” condition on January 1, 2016 and Landlord shall not be required to perform any work to prepare the Current Premises for Tenant’s continued occupancy.

8. Full Force and Effect. Except as modified by this Agreement, the Existing Lease and all covenants, agreement, terms and conditions thereof shall remain in full force and effect and the Existing lease, as so modified, hereby is ratified, confirmed and approved.

9. Binding Effect. The covenants, agreements, terms and conditions contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns.

10. Brokerage. Tenant covenants, represents and warrants that Tenant has had no dealings or communications with any broker or agent, other than Williams Real Estate Co. Inc. (“ Williams”), in connection with the consummation of this Agreement. Landlord agrees to pay a commission to Williams pursuant to a separate agreement. Tenant covenants and agrees to indemnify Landlord from and against all costs, expenses (including reasonable attorneys’ fees) and liability for any commission or other compensation claimed by any other broker or agent (other than Williams) with respect to this Agreement.

11. Changes. This Agreement may not be changed orally, but only by a writing signed by the party against whom enforcement thereof is sought.

12. Landlord’s Execution and Delivery of Agreement. Landlord’s preparation and submission of this Agreement to Tenant shall not constitute Landlord’s offer to execute and exchange the same with Tenant. This Agreement shall not be binding in any respect upon Landlord until a counterpart hereof is executed by Landlord and delivered to Tenant. Tenant acknowledges and agrees that Landlord does not intend to execute this Agreement unless and until an agreement terminating the existing lease of the New Premises (“Termination Agreement”) is unconditionally executed and exchanged and all necessary consents thereto and other conditions precedent to the effectiveness of the Termination Agreement have been satisfied or waived. Tenant, therefore, agrees that it will have no right to withdraw the offer represented by its execution and delivery of this Agreement until March 7, 2007 (or, in any event, after this Agreement is executed by Landlord and delivered to Tenant’s attorneys). If Landlord has not delivered an executed counterpart of this Agreement to Tenant’s attorneys by the close of business on March 7, 2007, then, at any time thereafter prior to Landlord’s delivery of an executed counterpart of this Agreement, Tenant shall have the right to withdraw its execution of this Agreement upon notice to Landlord, in which event this Agreement shall be void and of no effect and neither party shall have any further rights or obligations pursuant hereto (except pursuant to Paragraph 10 hereof).

13. Tenant hereby warrants and represents that it has no knowledge, as of the date hereof, of Landlord being in default in the performance of any of its obligations under the Existing Lease, as amended by this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

60 HUDSON OWNER LLC

By:	Sixty Hudson Management LLC

By:
, Manager

FIBERNET EQUAL ACCESS, LLC

By:
Name:
Title:

By its execution below, the undersigned acknowledges its agreement to be bound by this Agreement and the Existing Lease jointly and severally with Tenant.

FIBERNET TELECOM GROUP, INC.

By:
Name:
Title:

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